Exhibit 99.1

Trovagene Enters Into Preferred Provider Agreement with Multiplan, Inc.

Agreement expands in-network health benefit access to Trovagene's Precision Cancer Monitoring platform for an additional 68 million covered lives

SAN DIEGO, March 1, 2016 /PRNewswire/ -- Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, announced today that it has entered into an Agreement with Multiplan, Inc. (Multiplan) for participation in the PHCS, Multiplan and Beech Street Networks. The agreement gives health plan members who use these networks access to Trovagene's full line of Precision Cancer Monitoring® (PCM) tests and services. More than 68 million members use Multiplan's networks and nearly 900,000 providers participate in them.

"We are delighted that our Precision Cancer Monitoring platform will now be accessible to members who use Multiplan's networks," said Matt Posard, chief commercial officer of Trovagene. "We continue to be encouraged by the favorable response we are receiving from national provider networks for our liquid biopsy solutions, which can provide medically relevant information for the treatment of patients fighting cancer."

About Multiplan

MultiPlan, Inc. is the industry's most comprehensive provider of healthcare cost management solutions. It provides a single gateway to a host of network- and analytics-based solutions for managing the financial risks associated with healthcare claims as well as products that fight waste, abuse and fraud before payments are made. Clients include insurers, health plans, third party administrators, self-funded employers, HMOs and other entities that pay medical bills in the commercial healthcare, government, workers compensation, and auto medical markets. MultiPlan is owned by an investment group led by Starr Investment Holdings and Partners Group.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company's technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene's precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as "anticipate," "believe," "forecast," "estimated" and "intend" or other similar terms or expressions that concern Trovagene's expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technologies or products will be utilized by physicians or other service providers, prove to be commercially successful or assist in the treatment of cancer patients. Trovagene does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Trovagene's Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina	Jody LoMenzo
Investor Relations	Account Lead
Trovagene, Inc.	Inventiv Health
858-952-7593	212-364-0458
ir@trovagene.com	Jody.LoMenzo@inventivhealth.com

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